TOLL PROCESSING AGREEMENT

This Agreement ("Agreement") made this 1st day of December, 1999, by and between PRC-DeSoto Canada, Inc., a corporation with a principal mailing address of 5676 Timberlea Boulevard, Mississauga, Ontario L4W 4MS ("PRC") and Luminart International, Inc., a Nevada corporation, with a principal mailing address of Post Office Box 4029, Thousand Oaks, California 91359 ("LI").

                               WITNESSETH:

WHEREAS, LI desires to engage PRC to toll produce the products listed on the attached Exhibit A (the "Products") for LI; and

WHEREAS, PRC desires to toll produce the Products for LI;

NOW, THEREFORE, for and in consideration of the foregoing and the terms and conditions contained in this Agreement, the parties agree as follows:

1.  Condition Precedent

LI shall provide PRC with a current Material Safety
Data Sheet ("MSDS") and a Canadian Domestic Toxic Substances List
("DSL") for each of the Products or ingredients of the Products listed on Exhibit. LI shall provide PRC with all hazard communication information for the safe mixing, packaging, shipping and labeling for the Products.

2.  Formulae and Other Information

(A) LI shall provide PRC with the formulae for the Products and other information necessary to enable PRC to manufacture the Products with each LI Purchase Order for the Products. LI has the right to amend its formulae prior to the products being manufactured by PRC. Any ingredients of the Products no longer required because LI has amended its formulae will be shipped to LI or, at the option of LI, disposed at LI cost.

(B) LI shall provide PRC with reasonable access to LI's technical personnel on a continuing basis, which personnel will provide advice regarding the manufacture of the Products as requested by PRC. LI's personnel will, if requested by PRC, travel to PRC's plant for initial scale-up or problem solving at LI's sole expense.

(C) PRC shall manufacture the Products in accordance with the formulae provided to PRC by LI as of the time of manufacture. PRC may, however, change LI's manufacturing procedures to adapt the formulae to PRC's processing equipment so long as LI has given its prior approval and such change does not lower the quality of the Products. PRC shall not be responsible for failure, or costs associated with any batch made with the amended formulae of the Products. Any new formulae and information for products not listed on the attached Exhibit A (the "Products") must be approved by PRC to ensure compatibility with PRC's manufacturing processes and/or PRC's processing equipment.

3.  Production, Schedules and Shipping

(A) All LI purchase orders for the Products shall be for full batch quantities. A batch will yield approximately 275
6.5-ounce cartridges filled with Product. All orders will be considered complete with the actual yield quantity per batch.

(B) PRC shall manufacture up to two (2) full batches of Product, if both of the same color, per business day.

(C) LI shall give PRC notice of a desired release of Products at least ten (10) business days prior to the date
Products are requested to be shipped. The period may be extended if more than two (2) batches are requested.

(D) PRC shall make Products available on the earlier of the desired release date or ten (10) business days after all ingredients for the batch(es) are available to PRC.

(E) LI shall take delivery of all Products yielded from each batch on the release date, FOB PRC Plant, Mississauga, Ontario, Canada. LI will be responsible for all transportation charges.

4.  Ingredients Study and Control

(A) LI shall be responsible for the purchase and supply of all ingredients required to process Products other than plastic components of the cartridge as listed on the attached
Exhibit B (the "Plastics").  LI shall provide PRC with an
Approved Supplier and Material List, as well as WHMIS conforming
MSDS for all ingredients except Plastics.

(B) LI shall be responsible for the purchase and supply of all packaging necessary to properly ship the Products.

(C) PRC shall purchase and pay for all Plastics required to package the Products. PRC shall ensure that it has enough Plastics in its inventory to produce the Products to meet desired delivery dates as set by this Agreement.

(D) PRC shall maintain inventory records. In all cases where discrepancies exist between PRC and LI inventory records, PRC records will be the sole basis of consideration.
PRC inventory records will be made available to LI upon written request.

(E) Upon receiving purchase orders for Products from LI, PRC shall perform purchasing functions, including review of inventories, obtaining quotes and determining minimum ingredients and quantities required to fill purchase orders. PRC will forward a Purchase Requisition to LI for approval and payment by LI.

(F) Upon receiving LI payment for requisitioned ingredients, PRC shall issue its Purchase Order to the supplier of ingredients. PRC shall receive ingredients ordered and pay the supplier for the goods received on a timely basis. PRC agrees that the ingredients referenced herein once purchased and paid for by LI become the sole property of LI, and that PRC holds these ingredients on behalf of LI for production of LI's Products.

(G) PRC shall store and maintain all ingredients in suitable conditions. Any aged, obsolete and/or discontinued ingredients for reasons beyond PRC's control will be returned to LI, or disposed of at LI's cost, based on the prior decision of LI.

5.  Prices and Payment Terms

(A) The prices for the Products manufactured under this Agreement are set forth on the attached Exhibit A and shall be valid for the term of this Agreement.

(B) RC shall determine actual yield quantity from the batch manufactured and advise LI of the total amount required to ship Products to LI.

(C) LI will wire transfer required payments to PRC's bank account. Upon acknowledgment of receipt of said payments, PRC will ship the Products to LI and issue an invoice clearly marked as "Paid In Full".

(D) LI shall pay all fees arising out of the transportation or sale of the Products.

6.  Term and Termination

(A) This Agreement shall continue and be in full force for an initial term of five (5) years, commencing on the 1st day of December, 1999, and ending on the last day of November, 2004. Thereafter, this Agreement shall automatically renew for successive terms of twelve (12) calendar months, however, after its initial term either party may terminate this Agreement at any time, with or without cause, by giving the other party ninety
(90) days advance written notice.

(B) In the event one party defaults in the performance of its duties and obligations under this Agreement, the non-defaulting party shall give written notice to the defaulting party specifying the basis of the default. If the defaulting party does not correct or cure, or commence to correct or cure the default within thirty (30) days after notice of same, the non-defaulting party may terminate this Agreement effective as of the day notice of default was initially given by giving written notice.

(C) Either party may terminate this Agreement upon seven (7) days advance written notice to the other in the event that bankruptcy or receivership proceedings are filed against or by the other party, or if either party makes a general assignment for the benefit of its creditors.

(D) Within the thirty (30) day period following the termination or expiration of this Agreement, or of LI's written notification that it has ceased sales of one or more Products under this Agreement, PRC shall ship to LI, FOB California facility, all ingredients purchased by PRC exclusively for the production of the Products, as well as all finished Products then stored at PRC's facility.

7.  Quality Control and Other Records

(A) LI shall provide PRC in writing all required quality control specifications and/or tests for all ingredients required to make the Products. If no testing is specified, LI shall assume all responsibilities for the quality of the ingredients not tested and any batch non-conformance. Test methods shall be agreed upon beforehand by PRC and LI to ensure their compatibility with PRC's capabilities.

(B) PRC shall perform required and agreed upon tests of ingredients and maintain records of its quality test for a minimum of ten (10) years.

(C)  PRC shall return to the supplier all non-
conforming ingredients for credit.   LI shall not be responsible
for expenses associated with  non-conforming ingredients.

(D) LI shall provide to PRC written quality control specifications and specify test methods for the Products. The test method shall be agreed upon beforehand by both parties to ensure their compatibility with PRC's capabilities.

(E) PRC shall ensure that all the Products meet the specified quality requirements and keep its quality control records for a minimum of ten (10) years relating to the production, testing and shipping of the Products.

8.  Confidentiality

PRC agrees to maintain in strictest confidence all information provided by LI in connection with this Agreement, including, but not by way of limitation, LI's information relating to its products, financial condition, business plans, customer identities, technical information, and similar information, and to hold in trust and use such information only as needed to fulfill PRC's obligations for LI's sole benefit. PRC shall not use such information for its own benefit, publish or otherwise disclose it to other, or permit its use to the detriment of LI, and shall carefully restrict access to such information to those of its employees who clearly require it in order for PRC to fulfill its obligations under this Agreement, and who have executed confidentiality agreements consistent with PRC's obligations under this Agreement. Upon termination of PRC's obligations under this Agreement, PRC shall return to LI all copies of all information provided by LI to PRC, including partial copies and derivative works of such information.

9.  Limitation on Use

PRC shall use the proprietary information provided to it by LI only in connection with the manufacture and production of the Products under this Agreement. It is expressly understood and agreed, however, that PRC may manufacture and sell solvent blends not based upon or derived from proprietary and/or patented information for itself or for third parties. Except as provided in this Agreement, PRC shall have no right to disclose or use proprietary of LI and no license is granted or implied under this Agreement.

10.  Hazard Communication

LI shall supply all label information, MSDS, and other documentation for the Products necessary for compliance with all applicable Hazard Communication Standards, the Emergency
Planning and Community Right-to-Know legislation and any other applicable federal, provincial, state and local laws or regulations.

11.  Warranty and Disclaimer

(A) LI warrants that the Products manufactured under this Agreement shall meet the specifications and quality control parameters furnished by LI as of the time of certification. PRC will retain a sample for each batch of Product in accordance with LI's instruction for a period of one
(1) year from the date of production and then will forward such retained samples to and at LI's expense, or at the option of LI and with a written request from LI, PRC will dispose of the retained sample and will bill LI for the reasonable and necessary costs of disposal in compliance with applicable regulations.

(B)  LI agrees that it is familiar with the
characteristics, qualities and potentialities of the Products.
LI warrants that the formulae and other information supplied to PRC under this Agreement do not infringe upon any patents or other rights of any third party. LI agrees to disclose to PRC, prior to the commencement of manufacture, information concerning the hazards and potential hazards of the raw materials, Products, by-products, and waste and shall disclose any further information concerning such hazards as it becomes aware during the term of this Agreement.

12.  Limitation of Liability

(A) LI shall inspect and test the Products upon receipt. LI shall notify PRC of any defects in conformance within ten (10) business days after receipt and LI and PRC shall discuss the corrective actions.

(B) With PRC's agreement, LI may return non-conforming Products to PRC at PRC's expense. PRC shall have a reasonable time in which to cure the non-conformity, replace the non-conforming Products, or refund the purchase price of the non-conforming Products at the sole election of LI. If non-conforming Products are returned to PRC, then in no event shall PRC be liable to LI or any third party for indirect, incidental, or consequential damages arising from LI's use or intended use of such non-conforming Products.

(C) LI shall be liable for the use of the Products, either alone or in combination with another substance. Except for acts or omissions by PRC in the production, testing or handling of the Products, or the selection and purchase of materials, PRC shall not be liable, and LI assumes full liability, for personal injury and property damage resulting from or connected with LI's or any third party's use, treatment, storage, possession, transportation, handling, further manufacture, or resale of any of the Products, either alone or in combination with any other substance from and after LI's receipt and acceptance of Products from PRC.

13.  Indemnification

(A) Subject to Section 12, PRC shall indemnify, defend, and hold harmless LI for claims, actions, losses, damages and expenses, including costs and reasonable attorneys fees, arising out of PRC's negligence relating to any of the Products manufactured and produced under this Agreement, for Products which were not produced in accordance with the specifications provided by LI, and for breach of this Agreement specifically including, without limitation, PRC's misuse of LI's formulae or information under this Agreement and the misuse of LI's labels, MSDS', or other documentation.

(B)  LI shall indemnify, defend, and hold harmless
PRC from and against all claims, actions, losses, damages, and expenses, to include costs and reasonable attorneys fees, arising out of LI's negligence or breach of this Agreement, or otherwise relating to any of the Products received from PRC and accepted by LI under this Agreement.

14.  Insurance

(A) During the term of this Agreement, LI agrees to maintain in full force and effect, at its own expense, Commercial General Liability Insurance, including, but not limited to, coverage for products liability and completed operations, independent contractors, and broad form contractual liability, written on an "occurrence" basis, insuring PRC and LI for injury to persons or damage to property arising out of the manufacture, storage, handling, shipment or use of the Products or raw materials. The insurance shall provide combined single limits or not less than $1,000,000.00 per occurrence and $1,000,000 aggregate. Upon written request of PRC, LI will provide proof of such insurance.

(B) During the term of this Agreement, PRC agrees to maintain in full force and effect, at its own expense, Commercial General Liability Insurance, including, but not limited to, coverage for products liability and completed operations, independent contractors, and broad form contractual liability, written on an "occurrence" basis, insuring PRC and LI for injury to persons or damage to property arising out of the manufacture, storage, handling, shipment or use of the Products or raw materials. The insurance shall provide combined single limits or not less than $1,000,000.00 per occurrence and $1,000,000.00 in the aggregate. Upon written request of LI, PRC will provide proof of such insurance.

(C) If, during the term of this Agreement, PRC transports the Products and raw materials in its owned, borrowed, leased or otherwise controlled vehicles, PRC agrees to maintain in full force and effect, at its own expense, Comprehensive Automobile Liability Insurance insuring LI and PRC for injury to persons or damage to property arising out of the use of such vehicles to transport the Products or raw materials. The insurance shall comply with all applicable laws.

15.  Force Majeure

(A) Either party shall be excused for any inability to perform, or for a delay in performance, when the inability or delay is due to any cause beyond its reasonable control, including, but not limited to, an act of God, storm, flood, earthquake, labor strike or other labor work stoppage, equipment failure, rebellion, riot, sabotage, fire, explosion, or government act or regulation.

(B) The affected party shall promptly notify the other party of the occurrence of such a cause and specify its reasonable efforts to remove the cause or its inability to perform, or delay in performance, provided, however, the affected party shall not be required to settle a labor dispute against its own best judgment.

(C) In the event PRC is prevented by force majeure from supplying the full quantities of the Products ordered by LI under this Agreement, PRC may allocate its production capacity among LI, itself, and its other customers as it determined reasonable. In such event, PRC shall incur no liability for not supplying the full quantities requested by LI.

16.  Notices

Any notices required or permitted under this Agreement shall be in writing and delivered personally or sent by prepaid certified mail duly addressed or sent via facsimile message machine as follows:

To PRC:          PRC-DeSoto Canada, Inc.
                 5676 Timberlea Blvd.
                 Mississauga, Ontario L4W 4M6
                 Canada
                 Fax:  (905) 629-7009

To LI:           Wm. Michael Reynolds
                 President/CEO
                 Luminart International, Inc.
                 P. O. Box 4029
                 Thousand Oaks, California 91359
                 Fax:  (805) 480-3919

Or to such other address as either party may hereafter furnish in writing to the other party.

17.  Independent Contractors

PRC is an independent contractor engaged by LI to perform services under this Agreement. Neither party is hereby authorized to act as an agent of the other for any purposes whatsoever.

18.  Headings

The headings appearing in this Agreement have been inserted for the purposes of convenience and ready reference.
They do not purport to and shall not be deemed to define, limit or extend the scope or intent of the provisions to which they appertain.

19.  Governing Law

This Agreement shall be governed and construed in accordance with the laws of the State of California.

20.  Waiver

The failure of either party at any time to enforce any provision of this Agreement, to exercise its rights under any provision, or to require a certain performance of any provision, shall in no way be construed as a waiver of such provision, nor in any way affect the validity of this Agreement or the right of the party thereafter to enforce each and every provision.

21.  Severability

If any provision of this Agreement shall be held unenforceable or invalid, the remaining provisions shall continue in force.

22.  Assignment

Neither party shall assign its rights or obligations under this Agreement without the prior written consent of the other.

23.  Arbitration

Any controversy or claim arising out of, or relating to, this Agreement or a breach hereof shall be settled by arbitration in accordance with the rules then obtained from the American Arbitration Association.

24.  Entire Agreement

This Agreement constitutes the entire understanding between the parties and supersedes all other agreements between the parties with respect to the subject matter of this Agreement. There are no understandings, representations, or warranties of any kind, express or implied, not expressly set forth in this Agreement. No modification of this Agreement shall be effective unless in writing and signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month, and year first above written.

                               PRC-DeSOTO CANADA, INC.


                               By:  /s/  Paul Zibula
                               Paul Zibula, Business Manager


                               LUMINART INTERNATIONAL, INC.


                               By:  /s/  Wm. Michael Reynolds
                               Wm. Michael Reynolds, President